UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2021

INGREDION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	1-13397	22-3514823
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5 Westbrook Corporate Center Westchester, Illinois	60154-5749
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (708) 551-2600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value per share	INGR	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On November 15, 2021, James D. Gray, the Company’s Executive Vice President and Chief Financial Officer, was removed from the position of principal accounting officer of Ingredion Incorporated (the “Company”), effective as of that date. Such removal was limited to Mr. Gray’s position as principal accounting officer and did not affect his positions as Executive Vice President and Chief Financial Officer.

(c) On November 15, 2021, the Company’s Board of Directors appointed Davida M. Gable, the Company’s Vice President, Controller and Global Shared Services, to succeed Mr. Gray as the Company’s principal accounting officer, effective as of that date. Ms. Gable will serve as the principal accounting officer until her successor has been duly elected and qualified or until her earlier resignation or removal.

Ms. Gable, age 54, joined the Company from Wayfair Inc., an e-commerce company, where she served as Head of Global Accounting and External Reporting from August 2020 to September 2021. Prior to her service in that position, she was Assistant Controller and Chairperson of the SEC Disclosure Committee at AK Steel Holdings Corporation from May 2013 to July 2020. Ms. Gable also served as Director, Finance and Planning, for Convergys Corporation, a provider of business process outsourcing services, from January 1997 to July 2003. She began her career at Deloitte, a global provider of audit and related services, in Chicago before joining the Quaker Oats Company, a manufacturer of oatmeal and other food and beverage products, in Corporate Accounting and Treasury. Ms. Gable holds a bachelor’s degree in accounting from Indiana University and a Master of Business Administration degree from Northwestern University – Kellogg School of Management. Ms. Gable is both a Certified Public Accountant and a Certified Treasury Professional.

Ms. Gable’s initial annual base salary will be $335,000, and her initial target award under the Company’s Short-Term Incentive Plan will be 50% of her base salary.

The Company will enter into an Executive Severance Agreement with Ms. Gable. Under Ms. Gable’s Executive Severance Agreement, we will be required to make certain payments and provide certain benefits if her employment is terminated by us other than because of death, “Disability” or “Cause” or is terminated by him for “Good Reason” (in each case as defined in the agreement) within two years after a change in control of the Company. Ms. Gable’s agreement will also include a prohibition of soliciting or recruiting any of our employees or consultants and a non-competition agreement, each of which would apply for one year following her termination of employment, and confidentiality provisions that would apply for an unlimited period of time following her termination of employment.

The agreement with Ms. Gable will provide for the payment of salary and vacation pay accrued through the termination date plus amounts under our annual bonus plan based on the assumption that the target award level was achieved, pro rated for the relevant year or portion thereof. In addition, Ms. Gable would receive, as a severance payment, a lump sum amount equal to one times the sum of her (a) highest base salary in effect during any consecutive 12-month period within the 36 months immediately preceding the date of termination and (b) her target annual incentive plan payment for the year in which the termination occurs. The agreement will also provide for a severance payment of one times her base salary in effect on the date of her termination of employment in the event of termination of employment other than within two years of a change in control of the Company.

We will also enter into our standard indemnification agreement with Ms. Gable, the form of which has been filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 15, 2021	Ingredion Incorporated

	By:	/s/ James D. Gray
James D. Gray Executive Vice President and Chief Financial Officer